Exhibit 7.01

Joint Filing Agreement

The undersigned acknowledge and agree that the foregoing Statement on Schedule 13D/A is filed on behalf of each of the undersigned and that all subsequent amendments to this Statement on Schedule 13D/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning any other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby executes this Joint Filing Agreement as of this 18th day of November, 2013.

/s/ J.W. Marriott, Jr.
J.W. Marriott, Jr.
/s/ Deborah Marriott Harrison
Deborah Marriott Harrison
/s/ Stephen Blake Marriott
Stephen Blake Marriott
/s/John W. Marriott III
John W. Marriott III
/s/ David Sheets Marriott
David Sheets Marriott

Estate of Stephen Garff Marriott
/s/ Juliana B. Marriott
Juliana B. Marriott Title: Personal Representative

Joint Filing Agreement

JWM Family Enterprises, Inc.

By:	/s/ John W. Marriott III
Name: John W. Marriott III
Title: President & CEO

JWM Family Enterprises, L.P.

By: JWM Family Enterprises, Inc., its General Partner

By:	/s/ John W. Marriott III
Name: John W. Marriott III
Title: President & CEO